Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Mel Brunt
July 16, 2004		Chief Financial Officer
L Q Corporation, Inc.
(212) 974-5730

L Q Corporation, Inc. Announces Reverse and Forward

Stock Splits to Take Effect on or about July 19, 2004

NEW YORK, NY, July 16, 2004 – L Q Corporation, Inc. (formerly Liquid Audio, Inc.) (OTC BB: LQID) announced today that the Company’s 1-for-250 reverse stock split, to be immediately followed by a 35-for-1 forward split of the Company’s Common Stock, will take place at the close of business on or about July 19, 2004, with an effective date of June 8, 2004. The reverse and forward stock splits were approved by the stockholders of the Company at the Company’s 2003 Annual Meeting of the Stockholders. Any fractional shares resulting from the 1-for-250 reverse stock split will be converted into the right to receive cash equal to the sale price of the fractional shares on the open market. The company’s transfer agent will deliver a letter of transmittal and related instructions to the stockholders or their brokers/dealers, as applicable, in connection with the reverse and forward stock splits.

As of June 7, 2004, there were approximately 23,176,858 shares of the Company’s Common Stock outstanding. After the effect of the reverse and forward stock splits, approximately 3,190,180 shares of the Company’s Common Stock will be outstanding.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the federal securities laws and, as such, concerns matters that are not historical facts. Such statements are not guarantees of future performance and are subject to risks and uncertainties, including those set forth in the Company’s Form 10-K and other SEC filings, that could cause actual results to differ materially from those expressed in such statements. The potential risks and uncertainties may include, but are not limited to the following: (i) there can be no assurance that the per share market price of the common stock following the reverse stock split will rise or remain constant in proportion to the reduction in the number of common stock; (ii) there can be no assurance that the per share market price of the Company’s common stock following the reverse and forward stock splits will increase at all, and there can be no assurance that the per share market price will not decrease after the reverse and forward stock splits; (iii) if the Company does list on the Nasdaq National Market, there can be no assurance that listing will increase the liquidity of the Company’s stock or the level of analyst coverage, or that the Company would be able to comply with the continued listing requirements of the Nasdaq National Market as listing on the Nasdaq National Market requires satisfaction of a number of quantitative and qualitative criteria, such as requirements related to the number of outstanding publicly held shares, the market value of publicly held shares, the number of shareholders, the number of market makers and corporate governance requirements,; and (v) there can be no assurance that the reverse and forward stock splits will result in a per share price that will attract institutional investors.

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